Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-1 of Express, Inc., of our report dated March 21, 2011 relating to the financial statements of Express, Inc., which appears in such Registration Statement. We also consent to the references to us under the headings “Experts”, “Summary Historical Consolidated Financial and Operating Data,” and “Selected Historical Consolidated Financial and Operating Data” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Columbus, Ohio

March 21, 2011